Exhibit 99.2

Following a strong Q4, Paul Palmieri Steps Down as Millennial Media’s Chairman and CEO

Company announces the appointment of media and programmatic veteran Michael Barrett as CEO and member of the Board of Directors

Baltimore, MD — January 27, 2014 — Millennial Media (NYSE: MM) announced today that company founder and CEO Paul Palmieri has resigned from his post as CEO and from its board of directors effective immediately.  Mr. Palmieri will join New Enterprise Associates (NEA) as Venture Advisor focused on technology out of its Chevy Chase, Maryland office.

“Some time ago, I expressed my desire to the board to transition out of the company, and return to working with early stage entrepreneurs,” said Palmieri. “The board and I worked collaboratively as it sought to identify a strong CEO for the next phase of the company’s growth. I’m excited about the company’s future, and confident of the team’s ability to continue executing on our vision to transform advertising through mobile.”

To replace Palmieri, Millennial Media announced today the appointment of Michael Barrett as CEO and member of its board of directors.  Mr. Barrett was most recently Chief Revenue Officer at Yahoo!.  Prior to Yahoo!, he was the CEO of AdMeld, a programmatic supply side platform acquired by Google in 2011.  Mr. Barrett has had a long career in advertising and media, having served as Chief Revenue Officer at AOL and Fox Interactive Media among other executive leadership roles.

“Paul Palmieri has demonstrated masterful entrepreneurship in taking Millennial from a concept, through competition, growth, scale, and transition to a fast growing public company and leader in its industry,” said Patrick Kerins, General Partner, NEA and the company’s lead independent director.  “Paul’s vision has consistently been out in front of industry shifts, and his strategic execution has positioned the company at the center of the mobile-led, cross screen and programmatic future of digital advertising.”

“Michael Barrett is an exceptional leader who has shown incredible skill in leading companies and teams to big success in the digital advertising industry,” said Wenda Millard, President of Medialink and member of Millennial Media’s board of directors. “Millennial Media is well positioned, and there is no executive better suited to lead Millennial Media’s next phase of growth. With Michael’s diverse expertise in scaling advertising businesses in both the brand and programmatic spaces, he will be instrumental in taking the company to the next level.”

“I am honored and thrilled to join Millennial Media at such an exciting time at the company, and within the industry,” said Michael Barrett. “The mobile market is on a steep growth trajectory and I look forward to building on the leadership position Paul and the team have created to bring Millennial to new heights. I have long admired the company’s ability to deliver superior monetization to its publishers and developer partners and powerful ad solutions to its brand and performance advertisers. This was simply an irresistible career opportunity for me to pursue.”

Earlier today, Millennial Media issued preliminary Q4 financial results and announced the date for its Fourth Quarter earnings call.

About Millennial Media

Millennial Media is the leading independent mobile advertising platform. The Company’s unique data asset and full technology stack enable its demand and supply-side clients to garner meaningful results to drive their business. Based on its mobile-first approach to data, technology, and audience targeting, Millennial Media is leading the market by connecting consumers with relevant messages across screens. For advertisers looking to reach and engage with consumers in powerful ways, Millennial Media offers a broad array of solutions, delivered through brand, performance, and programmatic approaches. For developers and publishers, the Company offers a comprehensive set of managed and automated services to maximize revenue.

Forward-Looking Statements

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations regarding market growth and the Company’s outlook for the future. The achievement or success of the matters covered by such forward-looking statements involve risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to accelerate growth and provide enhanced gross margin performance; our ability to expand our developer and advertiser base and increase demand for our services; our ability to keep pace with technological and market developments and remain competitive against larger companies in our industry as well as potential new entrants into our markets; and our recent acquisition of Jumptap, including our ability to integrate the two businesses and realize the expected benefits from the acquisition. Further information on these and other factors that could affect our results is included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2013 and other filings we make with the SEC from time to time. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://investors.millennialmedia.com.

The statements made in this release are based on information available to us as of the date of this release, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

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Media contact:

Christina Feeney

Millennial Media

(617) 301-4181

cfeeney@millennialmedia.com